UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 26, 2004

AES RED OAK, L.L.C.
(Exact name of registrant as specified in its charter)

Delaware	333-40478	54-1889658
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

832 Red Oak Lane, Sayreville, NJ	08872
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (732) 238-1462

Not Applicable
 (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

          On Thursday, August 26, 2004, AES Red Oak L.L.C. (“Red Oak”) drew down approximately $30.3 million under a letter of credit posted by Raytheon Company (“Raytheon”) pursuant to the terms of the Agreement for Engineering, Procurement and Construction Services (the “EPC Agreement”), dated as of October 15, 1999, by and between Red Oak and Washington Group International, Inc. (“WGI”), as the successor contractor to Raytheon Engineers & Constructors, Inc. The EPC Agreement governed, among other things, the design, engineering, procurement and construction of Red Oak’s electric generating facility (the “Facility”). Red Oak believes that Raytheon, which provided a guarantee of WGI’s performance and subsequently assumed WGI’s obligations under the EPC Contract, substantially breached the EPC Agreement and the Settlement Agreement among Red Oak, Raytheon and Siemens Westinghouse Power Corporation, dated as of August 6, 2002, due, among other things, to the Facility’s failure to achieve compliance with certain performance tests, and Raytheon’s failure to complete other services under the EPC Agreement and the Settlement Agreement. As a result, Red Oak claims that Raytheon’s breaches have caused damages in excess of the amount of the letter of credit. Raytheon disputes these claims and has failed and refused to pay costs and damages to Red Oak despite Red Oak’s demands for such payment.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AES RED OAK, L.L.C.

Date: August 26, 2004	By:	/s/ A.W. BERGERON Name: A.W. Bergeron Title: President